Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among THE MACERICH COMPANY, a Maryland corporation (the “Company”), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”) and THOMAS J. LEANSE (the “Executive”), effective as of September 1, 2012 (the “Agreement Effective Date”) (but binding on the Company, the Partnership and the Executive (the “Parties”) immediately upon execution).

WHEREAS, commencing on the Agreement Effective Date, the Executive will be seconded to the Company from the law firm of Katten Muchin Rosenman LLP (“Katten”) until December 31, 2012 in the position of Senior Executive Vice President and, commencing on October 1, 2012, additionally in the positions as Chief Legal Officer and Secretary, and shall become a full-time employee of the Company, with those titles on January 1, 2013 (the “Employment Effective Date”); and

WHEREAS, the Parties desire to enter into this Agreement in connection with Executive’s appointment as Senior Executive Vice President of the Company as of the Agreement Effective Date, Chief Legal Officer and Secretary as of October 1, 2012 and with respect to his full-time employment with the Company in those positions commencing on the Employment Effective Date, and to provide for the grant of certain equity awards on the Agreement Effective Date, on the terms and conditions provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Term.   The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and the Partnership, subject to the terms and conditions of this Agreement, for the period commencing on the Employment Effective Date and ending on December 31, 2015 (the “Employment Period”).  Upon the expiration of the Employment Period, this Agreement will lapse and have no further force or effect (other than as specifically stated herein), and the Executive shall become an “at-will” employee in accordance with the Company’s customary practices.

2.                                      Grant of Equity Awards on the Agreement Effective Date.  On the Agreement Effective Date, subject to the secondment of the Executive to the Company by Katten on not less than a half-time basis not later than that date, the Executive shall be granted, pursuant to and subject to the terms and conditions of the Company’s 2003 Equity Incentive Plan, as amended and restated as of June 8, 2009, and as it may subsequently be amended, restated or replaced (the “Equity Incentive Plan”):

(a)                                 options to purchase 10,068 shares of the Company’s common stock (“Stock”), which shall (i) have a per-share exercise price equal to the “Fair Market Value” (as defined in the Equity Incentive Plan) of one share of Stock on the date of grant, (ii) (A) vest as to 1/6 of the shares of Stock subject thereto on the Agreement Effective Date; provided, however, that such options shall be cancelled if the Executive voluntarily elects to not become a full-time employee of the Company on the Employment Effective Date as described in this Agreement or within thirty-five (35) days thereafter, and (B) vest as to 1/6 of the shares of Stock subject thereto on each on the first five (5) anniversaries of the date of grant, subject to the continued performance of services by the Executive to the Company on each such vesting date, (iii) have a term of ten (10) years, (iv) be intended to be “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent allowable under the Code, and (v) be subject to such other terms and conditions as are contained in the applicable stock option agreement;

(b)                                 20,000 units of limited partnership in the Partnership which are designated as “LTIP Units” under the partnership agreement of the Partnership (the “Partnership Agreement”), which may, under certain circumstances described in the Partnership Agreement, become exchangeable for shares of Stock, which shall (i) vest on the Agreement Effective Date; provided, however, that such LTIP Units shall be cancelled if the Executive voluntarily elects to not become a full-time employee of the Company on the Employment Effective Date as described in this Agreement or within thirty-five (35) days thereafter, (ii) pay all distributions declared by the Partnership on a current basis (and not be subject to the accrual that is the current Company policy for performance LTIPs), (iii) not be subject to the two (2)-year hold after vesting that is the current Company policy for performance vesting LTIPs, and (iv) be subject to such other terms and conditions as are contained in the applicable LTIP Unit award agreement; and

(c)                                  stock appreciation rights in respect of 39,932 shares of Stock, which shall (i) have a per-share base price equal to the “Fair Market Value” (as defined in the Equity Incentive Plan) of one share of Stock on the date of grant, (ii) vest on the Agreement Effective Date; provided, however, that such stock appreciation rights shall be cancelled if the Executive chooses to not become a full-time employee of the Company on the Employment Effective Date as described in this Agreement or within thirty-five (35) days thereafter, (iii) have a term of ten (10) years, and (iv) be subject to such other terms and conditions as are contained in the applicable stock appreciation rights agreement.

3.                                      Terms of Employment.

(a)                                                                                 Position and Duties.  (i)  On the Agreement Effective Date and thereafter until the Employment Effective Date, the Executive shall be the Senior Executive Vice President of the Company, and commencing on the Employment Effective Date and thereafter during the Employment Period the Executive shall be the Senior Executive Vice President, Chief Legal Officer and Secretary of the Company, and shall serve the Company and the Partnership in such capacities by performing customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of the Company (the “CEO”).  The Executive shall report to the CEO.  The Executive’s primary office will be in the Los Angeles, California metropolitan area, and the Executive will be expected to travel as reasonably required in order to perform his duties.

(ii)                                  During the period commencing on the Agreement Effective Date and thereafter during the Employment Period, the Executive agrees to devote at least one-half (prior to the Employment Effective Date) and substantially all (on and following the Employment Effective Date) of his attention and time during normal business hours to the business and affairs of the Company and the Partnership and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, the Executive shall not be permitted to participate or invest in or manage any for-profit business activity or venture not arising in connection with the performance of his duties pursuant to this Agreement; provided, however, that it shall not be a violation of this Agreement for the Executive (A) with the prior written approval of the CEO, to serve on the boards of directors of for-profit companies, and (B) to serve on civic or charitable boards or committees (including, without limitation, the Board of Directors of Cedars-Sinai Medical Center and the Executive Committee of the Pacific Southwest Region of the Anti-Defamation League), deliver lectures, fulfill speaking engagements, or teach at educational institutions and manage personal investments which are competitive, so long as, in the case of activities described in the preceding clauses (A) and (B), (x) such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement or otherwise create a conflict of interest or breach of this Agreement, and (y) the Executive complies with applicable provisions of the Company’s policies and procedures regarding such matters, if any.

(b)                                 Compensation.

(i)                                     Base Salary.  During the Employment Period, the Executive shall receive an annual base salary of not less than $500,000 (the “Annual Base Salary”).  The Annual Base Salary shall be payable in installments in accordance with the Company’s payroll policies in effect from time to time.

(ii)                                  Annual Bonus.  For each fiscal year or portion of a fiscal year of the Company during the Employment Period, the Executive shall be eligible to be awarded an annual incentive bonus (the “Annual Bonus”).  The target Annual Bonus for each such fiscal year during the Employment Period shall be $750,000 (the “Target Bonus”).  Each Annual Bonus shall be based upon the attainment of performance metrics determined by the CEO in consultation with the Executive, which metrics shall be communicated to the Executive as soon as reasonably practicable following their establishment.  Each Annual Bonus shall be paid on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two-and-a-half (2-1/2) months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.

(iii)                               Equity Awards.  Commencing on the next annual grant of long-term awards to senior executives of the Company generally following the Employment Effective Date, the Executive shall participate in long-term cash and equity incentive plans, practices, policies and programs of the Company, on a level commensurate with the Executive’s position as Senior Executive Vice President.  Any equity awards (whether granted pursuant to this provision or Section 2) shall have terms regarding treatment upon termination of employment no less favorable than those generally applicable to the Company’s other senior executive officers.

(iv)                              Health and Other Benefits.  During the Employment Period, the Executive (and/or the Executive’s family) shall be eligible for participation in, and receive benefits under, health plans, practices, policies and programs, and other employee benefit arrangements, provided by the Company to the same extent as provided generally to similarly situated senior executives of the Company during the Employment Period.  In addition to health benefits, such arrangements include as of the Agreement Effective Date a 401(k) plan, deferred compensation plan, and disability and life insurance.

(v)                                 Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect from time to time on a level commensurate with the Executive’s position as Senior Executive Vice President of the Company.  The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law.

(vi)                              Vacation.  During the Employment Period, the Executive shall be entitled to receive not less than four (4) weeks of paid vacation per year.

(vii)                           Expenses.  The Company shall reimburse the Executive for any reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of the Executive’s services under this Agreement, subject and pursuant to the Company’s reimbursement policies, if any, as in effect from time to time; provided, however, that in all circumstances the Executive shall document or substantiate such expenses to the reasonable satisfaction of the Company; and provided further that all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during the Employment Period, (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(viii)                        Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company from time to time.  The Company reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

4.                                      Termination of Employment.

(a)                                 Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 4(d) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) calendar day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within thirty (30) calendar days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the

Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive calendar days or two hundred forty (240) calendar days within any twelve (12)-month period as a result of incapacity due to mental or physical illness.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean, as reasonably determined by the Board, the Executive’s:

(i)                                     failure to substantially perform his duties with the Company or the Partnership or to follow the lawful instructions of the Board or the CEO, unless the Executive has not cured such failure within thirty (30) days following his receipt of written notice from the Board specifying with particularity the alleged failure;

(ii)  illegal conduct or gross misconduct that is materially injurious to the Company;

(iii)                               material breach of his obligations under this Agreement, unless the Executive has cured such failure (if curable) within thirty (30) days following his receipt of written notice, including without limitation the confidentiality provisions and restrictive covenants set forth in Sections 8 and 9;

(iv)                              commission of or entry of a plea of guilty or nolo contendere with respect to, a felony or a crime involving fraud, forgery, embezzlement, or similar conduct;

(v)                                 willful and knowing material violation of any (A) material rules or regulations of any governmental or regulatory body that are material to the business of the Company or the Partnership or (B) U.S. securities laws; provided that, for the avoidance of doubt, a violation shall not be considered as willful or knowing where the Executive has acted in a manner consistent with specific advice of outside counsel to the Company; or

(vi)                              failure to cooperate, if requested by the Board or the CEO, with any investigation or inquiry by the Company or the Partnership, the Securities and Exchange Commission or another governmental body into the Executive’s, the Company’s or the Partnership’s business practices, whether internal or external, including, but not limited to, the Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

(c)                                                                              Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason.  “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:

(i)                                   a material diminution of the Executive’s duties, responsibilities, authorities, powers, or functions;

(ii)                                  a relocation that would result in the Executive’s principal location of employment being moved thirty-five (35) miles or more away from his current principal location and, as a result, the Executive’s commute increasing by thirty-five (35) miles or more; or

(iii)                               a material breach of this Agreement by the Company;

provided, however, that the actions in each of (i), (ii), and (iii) above will not be considered Good Reason unless the Executive describes the basis for the events, circumstances, or conditions alleged by the Executive to constitute grounds for Good Reason in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within ninety (90) calendar days following the Executive’s knowledge of such events, circumstances, or conditions alleged to constitute Good Reason, and the Company has failed to cure such events, circumstances, or conditions within thirty (30) calendar days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective).  Unless the Executive gives the Company notice within ninety (90) calendar days of the Executive first becoming aware of any event, circumstance, or condition that, after any applicable notice and the lapse of any applicable thirty (30)-calendar-day grace period, would constitute Good Reason, such event will cease to be an event, circumstance, or condition constituting Good Reason.

(d)                                                                                 Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 16(e).  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if such date is other than the date of receipt of such notice.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(e)                                                                                  Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause or death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) calendar days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive resigns with or without Good Reason, thirty (30) calendar days from the date of the Company’s receipt of the Notice of Termination, or such other date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure in the case of a resignation for Good Reason).  Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

5.                                      Obligations of the Company upon Termination.

(a)                                 By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason.  Subject to Section 6, if, during the Employment Period, (x) the

Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason:

(i)                                     the Company shall pay to the Executive the following amounts:

(A)                               a lump sum payment within thirty (30) days following the Date of Termination equal to the aggregate of the following amounts:  (1) the Executive’s Annual Base Salary and vacation pay accrued through the Date of Termination; (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election); and (3) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination and were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1), (2), and (3), to the extent not previously paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)                               subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be delivered to the Company not later than twenty-two (22) calendar days after the Date of Termination (the “Release Deadline”) and not revoked (as to the waiver of age discrimination claims contained therein) in accordance with the terms thereof, a lump sum payment of $2,500,000, not later than first business day which is more than thirty (30) days following the Date of Termination.

(ii)                                  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 5(a)(i), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 5(a)(i) during the six (6)-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day which is more than six (6) months following the Date of Termination.

(b)                                 Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than payment of the Accrued Obligations and the Other Benefits.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) calendar days following the Date of Termination.  The term “Other Benefits” as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company.

(c)                                  Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the Other Benefits.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) calendar days following the Date of Termination.  The term “Other Benefits” as utilized in this Section 5(c) shall include short-term and long-term disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company.

(d)                                 Cause; By the Executive Other Than for Good Reason.  If the Executive’s employment shall be terminated for Cause or the Executive’s employment shall be terminated by the Executive other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with the Accrued Obligations and the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s unpaid Annual Bonus, if any, for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) calendar days following the Date of Termination.

6.                                      Non-exclusivity of Rights.  Except as specifically set forth herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement, except as explicitly modified by this Agreement.

7.                                      No Mitigation; No Offset.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.                                      Confidential Information and Trade Secrets.  (a) The Executive acknowledges that the term “Confidential Information” as used in this Agreement means all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company or which the Company’s suppliers or customers or clients have communicated to the Company in the course of the Company’s business, and which reflect, consist of or refer to:

(i)                                     information technology; methods and processes; designs and formulations; the content or composition of goods or services; techniques; business strategies or operations; formulas; compilations of data or reports; plans; tools or equipment; inventions; know-how; technical disclosures, patent applications, blueprints or specifications; financial, marketing, sales, personnel or salary information; forms, legal documents or memoranda; software, computer programs or databases; any documents prepared by or on behalf of the Company or Company suppliers, customers or clients;

(ii)                                  information compiled, collected or developed by the Company reflecting the identities of those customers and clients of the Company which are not generally known outside the Company or whose relationship with the Company as a customer or client is not generally known outside the Company; characteristics of any customers or clients of the Company or of customer or client representatives, including without limitation product or service preferences or requirements, cost or price information for goods or services offered or sold, credit terms or credit performance, actual or likely order cycles, the nature of goods delivered or services performed, or research or development plans or activities;

(iii)                               information compiled, collected, or developed by the Company reflecting identities of any suppliers of the Company which are not generally known outside the Company or whose relationship with the Company as a supplier is not generally known outside the Company; characteristics of any supplier of the Company, or supplier representatives, including without limitation cost or price information for goods or services offered or purchased, audit terms, the nature of goods delivered or services performed, product or service quality and reliability, delivery terms, or research or development plans or activities;

(iv)                              prices, fees, discounts, selling techniques or distribution methods used by the Company; or

(v)                                 any other confidential or proprietary information obtained directly or indirectly while employed by the Company.

(b)  The Executive acknowledges that the term “Trade Secret” as used in this Agreement means the whole or any portion or phase of any scientific or technical or business information, including, but not limited to, any design, process, procedure or system, formula, improvement, or invention that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s reasonable efforts to maintain its secrecy.  In addition to information belonging to the Company, information furnished to the Company by other parties can be a Trade Secret.

(c)                                  The term “Confidential Information” includes information which may also be a Trade Secret, but does not include anything described above which is now generally known by parties other than the Company, its affiliates and employees, or becomes generally known, through no breach of this Section 8 on the part of the Executive.

(d)                                 The Executive acknowledges that Confidential Information is and remains confidential regardless of whether or not any Company report or form or other document contains any statement regarding confidentiality.

(e)                                  The Executive agrees to hold all Confidential Information in confidence and to not use directly or indirectly, for Executive’s own benefit or the benefit of any other party, corporate or otherwise, or publish or cause to be published or otherwise disclose to anyone other than the Company or its designee, any Confidential Information or Trade Secrets except as compelled by law and except as required to conduct the Company’s business. This provision shall survive for five (5) years after the Date of Termination.

(f)                                    The Executive will, upon demand, and without demand immediately upon the termination of the Executive’s employment, surrender to the Company any and all documents, including without limitation computer memory, reports and forms containing Confidential Information and any and all other business records, prototypes and materials which the Executive may have created or received from the Company during the Executive’s employment, or which pertain to the Company’s business, and all copies thereof, which are in the Executive’s possession or control at the time of the demand or the termination of the Executive’s employment, however made or obtained.

9.                                       Non-Solicitation.  During the Executive’s employment, and for a period of twelve (12) months immediately following the Date of Termination, (a) Executive shall not induce, or aid others to induce, any individual who is, or was during the six (6) months preceding the time of the aid or inducement, employed by the Company or any of its subsidiaries to terminate his or her employment with the Company or any of its subsidiaries or do anything which violates any written employment agreement he or she may have with the Company or any of its subsidiaries, and (b) in recognition of the status of information regarding compensation and other personnel information of Company employees as Confidential Information, the Executive shall not solicit or aid others to solicit an individual who is, or was during the six (6) months preceding the time of the solicitation, employed by the Company or any of its subsidiaries for, or offer to any such individual, competitive employment; provided, however, that the provisions of this Section 9 shall not apply to the Executive’s secretary or executive assistant.  For purposes of the preceding sentence, the term “Company” includes the Company and its affiliates, and the personnel and directors of any of them, or any product or service offered by the Company or any of its affiliates.

10.                                 Provisions Generally Applicable to Sections 8, 9 and 10.

(a)                                  The term “Company,” when used in Sections 8, 9 and 10, refer collectively to the Company, the Partnership, and each other entity directly or directly controlling, controlled by, or under common control with, any of them.

(b)                                 The Executive understands that the provisions of Sections 8 and 9 may limit his ability to earn a livelihood in a business similar to the Business but the Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its members, principals and directors, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in Sections 8 and 9.  If any court determines that any of the covenants of Sections 8 and 9, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  In the event any covenant made in this Agreement shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted and, in its reduced form, such provision shall then be enforceable.  Nothing in this Agreement shall be construed as preventing the Company from pursuing any and all other remedies available to it for the breach or threatened breach of covenants made in this Agreement, including recovery of money damages or temporary or permanent injunctive relief.  Accordingly, the Executive acknowledges that the remedy at law for breach of the provisions of this Agreement may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.  Notwithstanding anything in this Agreement to the contrary, Sections 8 and 9 shall survive the early termination of the Employment Period and the termination of this Agreement and remain in effect in accordance with their respective terms.

11.                                 Successors.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns as long as the Company remains liable hereunder.

12.                                 Executive’s Representations.  The Executive hereby warrants that he has the full authority to execute and enter into this Agreement and that his execution of this Agreement and commencement and performance of employment with the Company shall not contravene any obligations he may have to any prior employer.  The Executive represents and warrants that he has disclosed to the Company all provisions in any agreements with his current and previous employers, if any, that purport to restrict his activities following employment with each such employer and that he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement or serve in the capacities and fully perform the services contemplated herein.

13.                                 Recoupment.  The Executive agrees to comply with any recoupment policy adopted by the Company in respect of its senior executives.

14.                                 Change of Control.

(a)                                  The Parties acknowledge that the Executive has entered into a Management Continuity Agreement, dated as of September 1, 2012, which will be effective as to a “Change of Control” (as defined therein) of the Company occurring on or following the Employment Effective Date.

(b)                                 If a “Change of Control” (as defined in the aforementioned Management Continuity Agreement) occurs following the Agreement Effective Date and prior to the Employment Effective Date, and the Executive is not offered employment with the surviving entity in such Change of Control transaction on terms no less favorable to the Executive than those set forth in this Agreement applicable on and following the Employment Effective Date, and the Executive’s employment does not continue with such surviving entity following the Change of Control transaction (whether by the election of the Executive or the surviving entity), the Executive shall receive a lump sum payment of $3,750,000, not later than first business day which is more than five (5) days following the consummation of the Change of Control transaction.  Also, in such event, Section 15 shall apply.

15.                                 Reduction of Certain Payments.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event that (i) there is a transaction described in Section 15(b) (including, for the sake of clarity, that such transaction occurs prior to the Employment Effective Date), and (ii) the receipt of all payments or distributions by the Company in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Company prior to the corporate transaction (the “Accounting Firm”), shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount.  If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

(b)                                 If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 15 shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company and the Executive.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)                                  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the

Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)                                 For purposes hereof, the following terms have the meanings set forth below:  (i)  “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 15 and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

16.                                 Miscellaneous.

(a)                                  Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.  Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration before a sole arbitrator in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Service then in effect.  Judgment may be entered on the arbitral award in any court having jurisdiction. The place of arbitration shall be Santa Monica or Los Angeles, California.  The arbitral award shall be final and binding.  The provisions of this Section 16(a) shall provide the sole jurisdiction and venue for resolving any disputes arising under or in connection with this Agreement; provided, however, that each party retains the right to seek judicial assistance:  (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, or to enforce the provisions of Sections 8 and 9; and (iv) to enforce any decision of the arbitrator, including the final award.  The arbitration proceedings contemplated by this Agreement shall be as confidential and private as permitted by law.

(b)                                 Headings.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)                                  Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)                                 Merger.  From and after the date of this Agreement, this Agreement shall supersede and replace any other written or oral employment agreement or understanding between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(e)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company

If to the Company:	The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(f)                                    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)                                 Withholding of Amounts.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)                                 No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i)                                     Survivability.  Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(j)                                     Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable.  Each payment under this

Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) calendar days after the date of the Executive’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Agreement Effective Date).  Prior to a “change of control” but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

THOMAS J. LEANSE

/s/ Thomas J. Leanse

THE MACERICH COMPANY

By:	/s/ Richard A. Bayer
Name:	Richard A. Bayer
Title:	Senior Executive Vice President and Chief Legal Officer

THE MACERICH PARTNERSHIP, L.P

By: THE MACERICH COMPANY, its General Partner

By:	/s/ Richard A. Bayer
Name:	Richard A. Bayer
Title:	Senior Executive Vice President and Chief Legal Officer

EXHIBIT A

RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into on                       , 20    , by Thomas J. Leanse (the “Executive”), The Macerich Company, a Maryland corporation (the “Company”), and The Macerich Partnership, L.P., a Delaware limited partnership (the “Partnership”).

In consideration of the promises set forth in the Employment Agreement among the Executive, the Company and the Partnership, effective as of September 1, 2012 (the “Employment Agreement”), the Executive agrees as follows:

1.                                       General Release and Waiver of Claims.

(a)                                  Release.  In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, the Partnership and each of their respective subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer or director of the Company and the Partnership, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company, the Partnership or the Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company, the Partnership or the Executive (including, without limitation, obligations to the Executive under the Employment Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company or the Partnership, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company’s bylaws, the Partnership’s partnership agreement, other governance documents or any rights with respect to directors’ and officers’ insurance policies; the Executive’s right to reimbursement of business expenses; and any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against the Executive or any member of the Releasors.

(b)                                 Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the

Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)                                  No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.                                       Proceedings.  The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company or the Partnership to the Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.                                       Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Section 1(b) of this Agreement within the seven (7)-calendar-day period provided under Section 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.  The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and the Partnership and limiting also his ability to pursue certain claims against the Company and the Partnership.

4.                                       Section 1542 of the Civil Code of the State of California Waiver.  The Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which the Executive knows or believes to exist with respect to the subject matter of this Agreement and which, if now or suspected at the time of executing this Agreement, may have materially affected this release contained in this Agreement or the Executive’s decision to enter into this Agreement.   Nevertheless, the Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts and the Releasors hereby expressly waive any and all rights and benefits conferred upon the Releasors by the provision of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5.                                       Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6.                                       Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Partnership.

7.                                       Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.

8.                                       Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 16(e) of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

THE EXECUTIVE

Thomas J. Leanse

Date of Execution: